UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
__________________________________________

Date of Report (Date of earliest event reported): July 14, 2017

MEDOVEX CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36763	46-3312262
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3279 Hardee Avenue Atlanta, Georgia		30341
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (844) 633-6839

Copies to:

Harvey Kesner, Esq.
Arthur S. Marcus, Esq.
 Sichenzia Ross Ference Kesner LLP
 61 Broadway, 32nd Floor
 New York, New York 10006
 (212) 930-9700
(212) 930-9725 (fax)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))
□       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

On July 14, 2017, MedoveX Corporation (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with selected accredited investors (each an “Investor” and collectively, the “Investors”). Pursuant to the terms of the Securities Purchase Agreement, the Company sold an aggregate of 2,956,043 shares of Common Stock and 1,478,022 Warrants to purchase Common Stock (the “Offering”). The Offering resulted in $2,690,000 in net proceeds to the Company. The Warrants have a five year term commencing six (6) months from issuance and an exercise price of $1.15. The shares was sold at $0.91 per share which was the closing price of the Company's common stock on July 13, 2017. The Warrants are exercisable on a cashless basis in the event that the underlying shares are not subject to an effective registration statement. The Shares of Common Stock sold in the Offering were registered in the Company’s effective registration statement on Form S-3 (Reg No. 333-217411). The foregoing description of the terms of the Securities Purchase Agreement and Warrant is not complete and is qualified in it's entirety by the full text of the Securities Purchase Agreement and Warrant, which are filed as Exhibit 10.1 and 10.2 to the Current Report on Form 8-K and are incorporated by reference herein.

As a result of the Offering, the Company had a Stockholders’ equity of more than $2,500,000 as of the date of this filing.

Each of the Investors is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”), and the warrants were sold to them in reliance on the exemption from registration provided by Rule 506 and Section 4(2) of the Act.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01 above, with respect to the sale of the Warrants.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Form of Warrant issued by MedoveX Corporation to each of the Investors
10.2	Form of Securities Purchase Agreement, by and between the Company and Investors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 14, 2017	MEDOVEX CORPORATION By: /s/ Jarrett Gorlin Jarrett Gorlin Chief Executive Officer